UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2006

HELIX BIOMEDIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
22122 20th Avenue S.E., Suite 148
Bothell, Washington 98021
(425) 402-8400
(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On September 28, 2006 Helix BioMedix, Inc. (the “Company”) announced that Lori H. Bush has been appointed Chief Operating Officer, a new position at the Company, effective as of October 1, 2006.
Previously, from February 2000 to March 2006, Ms. Bush served in the positions of Vice President, Marketing and later President of Nu Skin, a division of Nu Skin Enterprises, Inc, a company listed on the New York Stock Exchange. Since April 2006, Ms. Bush has been President and a major shareholder of The Gremlin Group, Inc., a health-care consulting company with which she was actively involved before joining the Company. Ms. Bush serves on the board of directors of Matrixx Initiatives, Inc., a company listed on the NASDAQ Stock Market.
The Company entered into an employment letter agreement with Ms. Bush effective as of October 1, 2006 (the “Employment Agreement”). In accordance with the Employment Agreement, Ms. Bush will be paid an annual salary of $250,000 and will be eligible to receive options to purchase up to 250,000 shares of the Company’s common stock, vesting over three years, and options to purchase up to an additional 250,000 shares of the Company’s common stock upon the achievement by the Company of certain milestones. In addition, pursuant to the Employment Agreement, Ms. Bush will be entitled to receive a severance benefit equal to six months of her then-current base monthly salary if her employment with the Company is terminated either by the Company without cause or by Ms. Bush for good reason, as defined in the Employment Agreement.
A copy of the press release announcing the appointment of Ms. Bush as the Company’s Chief Operating Officer is being filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated September 28, 2006, issued by Helix BioMedix, Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.
Dated: October 4, 2006	By:	/s/ David H. Kirske
David H. Kirske
Vice President and Chief Financial Officer